Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Orion Group Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-174814 and No. 333-218222) on Form S-8 of Orion Group Holdings, Inc. of our reports dated March 7, 2022, with respect to the consolidated balance sheets of Orion Group Holdings, Inc. as of December 31, 2021 and 2020,  the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2021, which reports appear in the December 31, 2021 annual report on Form 10-K of Orion Group Holdings, Inc.

/s/ KPMG LLP

Houston, Texas
March 7, 2022